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                                                                  EXHIBIT 99.(L)



                       CERTIFICATE OF SOLE SHAREHOLDER



     Fund Asset Management, L.P. does hereby confirm to Merrill Lynch Investment Managers Funds, Inc. its representation that it purchased 1,250 Class A shares, 1,250 Class B shares, 1,250 Class C shares and 1,250 Class D shares of the Merrill Lynch Low Duration Fund and 1,250 Class A shares, 1,250 Class B shares, 1,250 Class C shares and 1,250 Class D shares of the Merrill Lynch Total Return Bond Fund for investment purposes, with no present intention of redeeming or reselling any portion thereof.


                                        FUND ASSET MANAGEMENT, L.P.

                                        /s/ Nancy D. Celick

                                        Nancy D. Celick
                                        First Vice President